Exhibit 5.1

[ARNOLD & PORTER LLP LETTERHEAD]

April 25, 2014

TriVascular Technologies, Inc.

3910 Brickway Blvd.

Santa Rosa, CA 95403

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the preparation of a Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to an aggregate of up to 4,750,935 shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”) of TriVascular Technologies, Inc. (the “Company”) that may be issued or sold as follows: up to 1,500,935 shares of Common Stock pursuant to the Company’s 2008 Equity Incentive Plan (the “2008 Plan”), up 2,750,000 shares of Common Stock that may be issued or sold pursuant to the Company’s 2014 Equity Incentive Plan (the “2014 Plan”), and up to 500,000 shares of Common Stock that may be issued or sold pursuant to the Company’s 2014 Employee Stock Purchase Plan (the “2014 ESPP”). The 2008 Plan, 2014 Plan and 2014 ESPP are collectively referred to in this opinion as the “Plans”.

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectus, (b) the Company’s Amended and Restated Certificate of Incorporation and Bylaws, as amended, as currently in effect, (c) the Plans and (d) the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments, including, without limitation, minutes of meetings and actions of the stockholders and the Board of Directors of the Company as provided to us by the Company, as in our judgment are necessary or appropriate to enable us to render the opinion expressed below.

We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies. As to certain factual matters, we have relied upon a certificate of officers of the Company and have not sought independently to verify such matters. In rendering this opinion, we have considered only the Delaware General Corporation Law (including the statutory provisions and also all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws), and we express no opinion with respect to choice of law or conflicts of law. We express no opinion whatsoever as to the compliance or noncompliance by any person with antifraud or information delivery provisions of state or federal laws, rules and regulations, and no inference regarding such compliance or noncompliance may be drawn from the opinion in this letter.

In addition, we have assumed that, at the time of the issuance of the Shares: (A) all of the terms and conditions for such issuance set forth in the Plans and any related agreements will have been fully satisfied, waived or discharged; (B) a sufficient number of shares of Common Stock is authorized and reserved or available for issuance; (C) applicable law, including its interpretation, will have remained unchanged from the law in effect as of the date of this letter and (D) the cash consideration payable in connection with the issuance and sale of the Shares is not less than the par value of the Common Stock.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when issued and paid for in accordance with the terms and conditions of the Plans and the Registration Statement and related prospectus, will be validly issued, fully paid and nonassessable.

Please note that we are opining only as of the date hereof and as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. We disclaim any obligation to update the opinion rendered herein and express no opinion as to the effect of events occurring, circumstances arising, or changes of law becoming effective or occurring, after the date hereof on the matters addressed in this opinion letter, and we assume no responsibility to inform you of additional or changed facts, or changes in law, of which we may become aware.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

Sincerely,

/s/ Arnold & Porter LLP
Arnold & Porter LLP